Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS
FOURTH QUARTER AND YEAR END 2014 RESULTS
Rent-A-Center, Inc. Reports Increases in Fourth Quarter 2014 EPS and Consolidated Same Store Sales
______________________________________________

Plano, Texas, February 2, 2015 - Rent-A-Center, Inc. (the "Company") (NASDAQ/NGS: RCII) today announced results for the quarter and year ended December 31, 2014.

Highlights on the quarter include the following:

•
On a GAAP basis, earnings per diluted share increased to $0.48 compared to $0.25 for the fourth quarter of 2013. For the full year 2014, earnings per diluted share on a GAAP basis decreased to $1.81 compared to $2.33 in the prior year

•
Earnings per diluted share, excluding special items, increased to $0.50 compared to $0.25 for the fourth quarter of 2013. Earnings per diluted share, excluding special items, decreased to $1.95 compared to $2.33 for the full year 2013 (see non-GAAP reconciliation below). The change was driven primarily by investment in our transformational initiatives, additional cost to support growth in Acceptance Now, and higher skip/stolen losses

•	Consolidated total revenues, excluding special items, increased 4.0 percent to $797 million and same store sales increased 4.7 percent (see non-GAAP reconciliation below)

•	Core U.S. same store sales decreased by 0.6 percent, representing a sequential improvement of 300 basis points and the 4th consecutive quarterly improvement

•	Acceptance Now same store sales increased 28.4 percent, Mexico same store sales increased 17.0 percent, and we opened a net of 47 Acceptance Now locations in the quarter

•	The Company’s operating profit as a percentage of total revenues, excluding special items, improved 160 basis points from 4.5 percent to 6.1 percent (see non-GAAP reconciliation below)

•	For the full year 2014, cash flow from operations was $19.1 million, capital expenditures totaled $83.8 million, and the Company ended the year with $46.1 million of cash and cash equivalents

•	The Company paid a dividend of 23 cents per share in the fourth quarter, and declared a dividend of 24 cents per share to be paid in the first quarter of 2015

•	Progress on initiatives:

◦	Smartphones were over 7 percent of Core U.S. total store revenues in the fourth quarter

◦	Launched the flexible labor model pilot in November

◦	Signed an agreement with NFI, a leading 3rd party logistics provider, as part of our sourcing and distribution initiative

◦	Rolled out initial price changes in certain product categories as part of our pricing strategy initiative

◦	Implemented our new technology in over 650 existing Acceptance Now manned locations

◦	New POS system is fully operational in its first site following the system-wide implementation of the back office solution

"During the fourth quarter, Core U.S. same store sales were essentially flat and Acceptance Now continued to deliver strong same store sales growth. This resulted in total company same store sales of approximately 5 percent for the quarter. In addition, Core U.S. operating profit increased year over year for the first time in many quarters. However, our EPS did not meet our expectations because our margins were not as strong as projected and skip/stolen losses were too high. In short, we did not achieve the desired balance between sales growth and margin improvement that we ideally are seeking through our strategies," said Robert D. Davis, the Chief Executive Officer of Rent-A-Center, Inc.

“As a result, our resolve is strengthened in the pursuit of that balance and the urgency remains high in delivering on the initiatives and results that we have promised. To that end, our focus is on improving operational execution by implementing a new labor model for our Core U.S. stores, developing a new supply chain and implementing a customer-focused value-based pricing strategy. And, in our Acceptance Now business, we are already seeing some progress on getting skip/stolen losses back in line, and we remain excited about the growth prospects for the business, including the much-anticipated rollout of virtual Acceptance Now locations,” Mr. Davis concluded.

SAME STORE SALES
(Unaudited)

Table 1	2014				2013
Period	Core U.S.	Acceptance Now	Mexico	Total	Core U.S.	Acceptance Now	Mexico	Total
Three months ended March 31,	(6.1)%	26.1%	20.3%	(0.8)%	(8.7)%	33.8%	80.0%	(4.3)%
Three months ended June 30,	(4.7)%	25.1%	17.0%	0.6%	(5.8)%	32.0%	61.3%	(1.6)%
Three months ended September 30,	(3.6)%	25.7%	25.9%	1.9%	(5.0)%	29.3%	36.2%	(0.8)%
Three months ended December 31,	(0.6)%	28.4%	17.0%	4.7%	(5.5)%	26.4%	31.4%	(1.1)%
Year ended December 31,	(4.0)%	25.5%	19.7%	1.2%	(6.3)%	30.1%	47.1%	(2.0)%

Quarterly Operating Performance
Explanations of performance are excluding special items and compared to the prior year unless otherwise noted.

CORE U.S. fourth quarter revenues of $600.5 million decreased 2.4 percent year over year primarily due to the 150 store consolidation completed in the second quarter of 2014. As compared to the prior year, gross profit as a percentage of total revenue was negatively impacted by the introduction of smart phones. Labor, as a percent of store revenue, was positively impacted by the lower store count and health care costs were higher in the prior year due to an increase in large claims during the quarter. Other store expenses, as a percent of store revenue, were favorably impacted by lower gas prices, partially offset by higher skip/stolen losses primarily from smart phones. Core U.S. operating profit, as a percent of total revenue, increased 220 basis points compared to a year ago.

ACCEPTANCE NOW fourth quarter revenues of $169.8 million increased 30.8 percent year over year driven by the increased number of locations and same store sales. As compared to the prior year, gross profit as a percent of total revenue was negatively impacted by more Acceptance Now locations offering 90 day option pricing. Labor, as a percent of store revenue, was positively impacted by improved leverage in the business. Other store expenses, as a percent of store revenue, were negatively impacted by higher skip/stolen losses. Acceptance Now operating profit, as a percent of total revenue, decreased 80 basis points.

MEXICO fourth quarter revenues increased 38.5 percent and operating losses improved by $0.8 million.

FRANCHISING fourth quarter revenues increased 1.6 percent and operating profit increased by $0.9 million.

Other
Depreciation and amortization expense decreased $1.7 million for the quarter due to lower capital expenditures from fewer new store openings year over year.

General and administrative expenses decreased by $4.0 million primarily due to lower incentive compensation expense in the fourth quarter.

Interest expense was $12.7 million, an increase of $1.8 million year over year, driven by increased debt and a higher rate on our senior credit facility.

On a GAAP basis, the effective income tax rate decreased to 27.6 percent in the fourth quarter from 44.8 percent in the prior year. In Q4 2014, the tax rate was positively impacted by credits stemming from the extension of certain tax provisions that were approved by Congress in late December. In Q4 2013, the tax rate was negatively impacted by the reduction of non-deductible goodwill when we sold stores to franchisees as part of our ColorTyme re-branding initiative.

Non-GAAP Reconciliation
Rent-A-Center management believes that excluding special items from the financial results provides investors a clearer perspective of the Company's ongoing operating performance and a more relevant comparison to prior period results. Special items in the fourth quarter of 2014 consist primarily of a reduction in revenue due to consumer refunds as a result of an operating system programming error, additional costs related to the Core U.S. store closures done in the second quarter of 2014, and store closures in Mexico planned to occur in the first quarter of 2015.
Reconciliation of net income to net income excluding special items (in thousands, except per share data):

Table 2	Three Months Ended December 31, 2014		Three Months Ended December 31, 2013
	Amount	Per Share	Amount	Per Share
Net income	$25,550	$0.48	$13,237	$0.25
Special items, net of taxes:
Revenue adjustment	471	0.01	—	—
Vendor settlement charge	189	—	—	—
Other charges	269	0.01	—	—
Net income excluding special items	$26,479	$0.50	$13,237	$0.25

Table 3	Year Ended December 31, 2014		Year Ended December 31, 2013
	Amount	Per Share	Amount	Per Share
Net income	$96,422	$1.81	$128,757	$2.33
Special items, net of taxes:
Revenue adjustment	400	0.01	—	—
Vendor settlement credit, net	(4,630)	(0.08)	—	—
Other charges	8,437	0.16	—	—
Finance charges from refinancing	2,853	0.05	—	—
Net income excluding special items	$103,482	$1.95	$128,757	$2.33

2015 Outlook

•	2015 diluted earnings per share are expected to range between $2.05 and $2.30, including 10 to 12 cents dilution related to our Mexico operations

•
We project 2015 consolidated total revenue growth of three to six percent, or between 3.250 billion and 3.350 billion dollars driven by Core Same Store Sales of negative one percent to positive one percent

•	We expect 2015 Acceptance Now total revenues between 800 and 825 million dollars, including

◦	Comp Store sales growth of 15 to 20 percent

◦	150 new manned locations

◦	1,150 new unmanned locations generating 2015 revenues of approximately 4 million dollars

◦	Conversion of approximately 100 manned locations to unmanned locations

◦	Approximately 50 closures

•	Gross profit as a percent of total revenues is expected to be down 50 to 100 basis points

•	Labor is expected to improve by 100 to 150 basis points as a percent of total store revenues

•	Other store expenses are expected to improve 25 to 75 basis points as a percent of total store revenues

•	General and administrative expenses are expected to be between 180 and 200 million dollars

•	Depreciation and amortization is expected to be between 80 and 90 million dollars

•	Capital expenditures are expected to be between 70 to 80 million dollars

•	Annual effective tax rate of 38 percent to 38.5 percent

•	Free cash flow is expected to be approximately 100 million dollars

•
The 2015 guidance does not include the potential impact of any repurchases of common stock the Company may make, changes in future dividends, material changes in outstanding indebtedness, or the potential impact of acquisitions or dispositions that may be completed or occur after February 2, 2015

Longer Term Guidance

•	Annual revenue growth target of three to five percent

•	Operating profit margin as a percent of total revenue improvement of 400 basis points by 2017

•	Target leverage ratio of 2.2x on a debt to EBITDA basis
The Company believes providing earnings per diluted share guidance provides investors the appropriate insight into the Company’s ongoing operating performance.

Guidance Policy
Rent-A-Center, Inc. provides annual guidance as it relates to same store sales, earnings per diluted share, and other key line items and will only provide updates if there is a material change versus the original guidance. Management will not discuss intra-period sales or other key operating results not yet reported as the limited data may not accurately reflect the final results of the period or quarter referenced.

Webcast Information
Rent-A-Center, Inc. will host a conference call to discuss the fourth quarter results, guidance and other operational matters on Tuesday morning, February 3, 2015, at 10:45 a.m. ET. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.

About Rent-A-Center, Inc.
Rent-A-Center, Inc., headquartered in Plano, Texas, is the largest rent-to-own operator in North America, focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 3,000 stores in the United States, Mexico, Canada and Puerto Rico, and approximately 1,400 Acceptance Now kiosk locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 190 rent-to-own stores operating under the trade names of "Rent-A-Center", "ColorTyme", and "RimTyme". For additional information about the Company, please visit our website at www.rentacenter.com.

Forward Looking Statement
This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the general strength of the economy and other economic conditions affecting consumer preferences and spending; economic pressures, such as high fuel costs, affecting the disposable income available to the Company's current and potential customers; changes in the unemployment rate; difficulties encountered in improving the financial performance of the Core U.S. segment; the Company’s ability to develop and successfully execute the competencies and capabilities which are the focus of the Company’s multi-year program designed to transform and modernize the Company’s operations; costs associated with the Company's multi-year program designed to transform and modernize the Company’s operations; the Company’s ability to successfully market smartphones and related services to its customers; the Company's ability to develop and successfully implement digital electronic commerce capabilities; the Company's ability to retain the revenue from customer accounts merged into another store location as a result of the store consolidation plan; the Company's ability to execute and the effectiveness of the store consolidation; rapid inflation or deflation in prices of the Company's products; the Company's available cash flow; the Company's ability to identify and successfully market products and services that appeal to its customer demographic; consumer preferences and perceptions of the Company's brand; uncertainties regarding the ability to open new locations; the Company's ability to acquire additional stores or customer accounts on favorable terms; the Company's ability to control costs and increase profitability; the Company's ability to enhance the performance of acquired stores; the Company's ability to retain the revenue associated with acquired customer accounts; the Company's ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the rent-to-own industry; the Company's compliance with applicable statutes or regulations governing its transactions; changes in interest rates; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; information technology and data security costs; the Company's ability to protect the integrity and security of individually identifiable data of its customers and employees; the impact of any breaches in data security or other disturbances to the Company's information technology and other networks; changes in the Company's stock price, the number of shares of common stock that it may or may not repurchase, and future dividends, if any; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company's effective tax rate; fluctuations in foreign currency exchange rates; the Company's ability to maintain an effective system of internal controls; the resolution of the Company's litigation; and the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2013, and its quarterly reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014, and September 30, 2014. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contact for Rent-A-Center, Inc.:
Maureen Short
Senior Vice President - Finance, Investor Relations and Treasury
(972) 801-1899
maureen.short@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS - UNAUDITED

Table 4	Three Months Ended December 31,
	2014		2014	2013
				Revised
(In thousands, except per share data)	Before		After
	Special Items		Special Items
	(Non-GAAP		(GAAP	(GAAP
	Earnings)		Earnings)	Earnings)
Total Revenues	$797,124	(1)	$796,534	$766,175
Operating Profit	48,856		47,694	34,669
Net Earnings	26,479	(1)	25,550	13,237
Diluted Earnings per Common Share	$0.50	(1)	$0.48	$0.25
Adjusted EBITDA	$75,823		$75,823	$63,301

Reconciliation to Adjusted EBITDA:

Earnings Before Income Taxes	$36,457	(1)	$35,295	$23,970
Add back:
Revenue adjustment	—		590	—
Vendor settlement charge	—		236	—
Other charges	—		336	—
Interest expense, net	12,399		12,399	10,699
Depreciation, amortization and write-down of intangibles	26,967		26,967	28,632
Adjusted EBITDA	$75,823		$75,823	$63,301
(1) Excludes the effects of a $0.2 million pre-tax vendor settlement charge, $0.3 million of pre-tax restructuring charges and a $0.6 million pre-tax reduction of revenue due to consumer refunds as a result of an operating system programming error. These charges reduced net earnings and net earnings per diluted share for the three months ended December 31, 2014, by approximately $0.9 million and $0.02, respectively.

Table 5	Twelve Months Ended December 31,
	2014		2014	2013
				Revised
(In thousands, except per share data)	Before		After
	Special Items		Special Items
	(Non-GAAP		(GAAP	(GAAP
	Earnings)		Earnings)	Earnings)
Total Revenues	$3,158,386	(2)	$3,157,796	$3,094,018
Operating Profit	199,672		193,462	247,009
Net Earnings	103,482	(2)	96,422	128,757
Diluted Earnings per Common Share	$1.95	(2)	$1.81	$2.33
Adjusted EBITDA	$287,071		$287,071	$334,989

Reconciliation to Adjusted EBITDA:

Earnings Before Income Taxes	$152,776	(2)	$142,353	$208,196
Add back (subtract):
Revenue adjustment	—		590	—
Vendor settlement credit, net	—		(6,836)	—
Other charges	—		12,456	—
Finance charges from refinancing	—		4,213	—
Interest expense, net	46,896		46,896	38,813
Depreciation, amortization and write-down of intangibles	87,399		87,399	87,980
Adjusted EBITDA	$287,071		$287,071	$334,989
(2) Excludes the effects of a $6.8 million pre-tax vendor settlement credit, a $7.9 million pre-tax restructuring charge, a $4.6 million pre-tax impairment charge, a $0.6 million pre-tax reduction of revenue due to consumer refunds as a result of an operating system programming error and a $4.2 million pre-tax refinancing charge. These charges reduced net earnings and net earnings per diluted share for the twelve months ended December 31, 2014, by approximately $7.1 million and $0.14, respectively.

SELECTED BALANCE SHEET HIGHLIGHTS - UNAUDITED

Table 6	December 31,
	2014	2013
(In thousands)		Revised
Cash and Cash Equivalents	$46,126	$42,274
Receivables, net	65,492	59,178
Prepaid Expenses and Other Assets	211,922	78,471
Rental Merchandise, net
On Rent	960,414	913,476
Held for Rent	277,442	210,722
Total Assets	$3,276,969	$3,018,175

Senior Debt	$492,813	$366,275
Senior Notes	550,000	550,000
Total Liabilities	1,887,574	1,682,306
Stockholders' Equity	$1,389,395	$1,335,869
Note: During the fourth quarter of 2014, the Company revised its 2013 balance sheet and its statements of earnings for the three- and twelve-month periods ended December 31, 2013, to correct immaterial errors from prior years that resulted in an understatement of accrued liabilities, an overstatement of held for rent merchandise and an understatement of receivables. The correction resulted in an increase in accrued liabilities of $10.8 million, a decrease in on rent merchandise of $1.1 million and an increase in receivables of $0.5 million at December 31, 2013. The above corrections resulted in increases to net income of $0.2 million and $0.5 million for the three- and twelve-month periods ended December 31, 2013, respectively.  The statements of earnings for the three-month periods ended March 31, 2014, June 30, 2014, and September 30, 2014, will be revised in future filings to increase (decrease) net earnings by $(1.6) million, $0.1 million and $0.6 million, respectively.

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED

Table 7	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
(In thousands, except per share data)		Revised		Revised
Revenues
Store
Rentals and fees	$697,550	$683,380	$2,745,828	$2,695,895
Merchandise sales	64,591	51,582	290,739	278,753
Installment sales	21,545	20,165	75,198	71,475
Other	5,573	3,889	19,949	18,133
Total store revenues	789,259	759,016	3,131,714	3,064,256
Franchise
Merchandise sales	5,591	6,015	19,236	24,556
Royalty income and fees	1,684	1,144	6,846	5,206
Total revenues	796,534	766,175	3,157,796	3,094,018
Cost of revenues
Store
Cost of rentals and fees	180,738	173,128	704,595	676,674
Cost of merchandise sold	57,221	40,303	231,520	216,206
Cost of installment sales	8,056	7,228	26,084	24,541
Total cost of store revenues	246,015	220,659	962,199	917,421
Vendor settlement charge (credit)	236	—	(6,836)	—
Franchise cost of merchandise sold	5,252	5,563	18,070	23,104
Total cost of revenues	251,503	226,222	973,433	940,525
Gross profit	545,031	539,953	2,184,363	2,153,493
Operating expenses
Store expenses
Labor	222,099	237,451	888,929	881,671
Other store expenses	210,451	197,734	839,801	789,212
General and administrative expenses	37,484	41,467	162,316	147,621
Depreciation, amortization and write-down of intangibles	26,967	28,632	87,399	87,980
Other charges	336	—	12,456	—
Total operating expenses	497,337	505,284	1,990,901	1,906,484
Operating profit	47,694	34,669	193,462	247,009
Finance charges from refinancing	—	—	4,213	—
Interest expense	12,665	10,855	47,843	39,628
Interest income	(266)	(156)	(947)	(815)
Earnings before income taxes	35,295	23,970	142,353	208,196
Income tax expense	9,745	10,733	45,931	79,439
NET EARNINGS	$25,550	$13,237	$96,422	$128,757
Basic weighted average shares	52,917	52,946	52,850	54,804
Basic earnings per common share	$0.48	$0.25	$1.82	$2.35
Diluted weighted average shares	53,294	53,247	53,126	55,162
Diluted earnings per common share	$0.48	$0.25	$1.81	$2.33

Rent-A-Center, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS - UNAUDITED

On January 1, 2014, the Company realigned its reporting structure to include its Canadian stores in the Core U.S. segment, which were previously reported in the International segment. The accompanying prior-year amounts and store counts have been revised to reflect this change, and we now refer to the segment formerly reported as "International" as "Mexico" since only that country's results are reported therein.

During the fourth quarter of 2014, management reevaluated its operating segments and segment reporting, and determined that the chief operating decision makers relied more heavily on operating profit before corporate allocations when evaluating segment performance than operating profit after corporate allocations. In the following tables, segment operating profit is presented before corporate allocations. Corporate costs, which are primarily costs incurred at our U.S. corporate headquarters, are reported separately to reconcile to operating profit reported in the consolidated statements of operations. The costs incurred at our Mexico field support center are reported in the Mexico segment because our Executive Vice President of Mexico Operations is responsible for Mexico's operations and its field support center. The Franchising segment's corporate costs are reported in the Franchising segment because the President of RAC Franchising International is responsible for that segment's operations and corporate functions. Certain corporate assets used to support our Core U.S., Acceptance Now and Mexico segments, including the land and building in which the corporate headquarters are located and related property assets, cash and prepaid expenses were also allocated historically to these operating segments based on segment revenue. In the following tables, corporate assets are reported separately to reconcile to the consolidated balance sheets. Management believes that these changes provide investors with a more precise view of field operations and corporate costs that accurately aligns with management's view of the business.

Table 8	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenues		Revised		Revised
Core U.S.	$600,515	$615,138	$2,414,659	$2,527,660
Acceptance Now	169,188	129,763	644,853	489,425
Mexico	19,556	14,115	72,202	47,171
Franchising	7,275	7,159	26,082	29,762
Total revenues	$796,534	$766,175	$3,157,796	$3,094,018

Table 9	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Gross profit		Revised		Revised
Core U.S.	$432,294	$447,573	$1,753,269	$1,822,243
Acceptance Now	97,375	80,597	372,012	290,647
Mexico	13,339	10,187	51,070	33,945
Franchising	2,023	1,596	8,012	6,658
Total gross profit	$545,031	$539,953	$2,184,363	$2,153,493

Table 10	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Operating profit (loss)		Revised		Revised
Core U.S.	$67,864	$56,113	$264,967	$311,301
Acceptance Now	26,203	21,531	112,918	89,075
Mexico	(5,033)	(5,667)	(21,961)	(22,828)
Franchising	1,104	209	3,295	1,853
Total segment operating profit (loss)	90,138	72,186	359,219	379,401
Corporate	(42,444)	(37,517)	(165,757)	(132,392)
Total operating profit	$47,694	$34,669	$193,462	$247,009

Table 11	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Depreciation, amortization and write-down of intangibles		Revised		Revised
Core U.S.	$19,548	$22,173	$61,555	$64,042
Acceptance Now	897	651	2,917	2,287
Mexico	1,641	1,525	6,683	5,450
Franchising	49	19	184	79
Total segments	22,135	24,368	71,339	71,858
Corporate	4,832	4,264	16,060	16,122
Total depreciation, amortization and write-down of intangibles	$26,967	$28,632	$87,399	$87,980

Table 12	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Capital expenditures		Revised		Revised
Core U.S.	$7,900	$11,600	$31,228	$44,715
Acceptance Now	1,302	768	3,833	3,047
Mexico	238	2,864	4,164	11,537
Franchising	—	—	—	—
Total segments	9,440	15,232	39,225	59,299
Corporate	12,612	19,374	44,560	49,068
Total capital expenditures	$22,052	$34,606	$83,785	$108,367

Table 13	On Rent at December 31,		Held for Rent at December 31,
	2014	2013	2014	2013
		Revised		Revised
Rental merchandise, net
Core U.S.	$593,945	$611,375	$264,211	$195,926
Acceptance Now	345,703	284,421	4,897	3,837
Mexico	20,766	17,680	8,334	10,959
Total on rent rental merchandise, net	$960,414	$913,476	$277,442	$210,722

Table 14	December 31,
	2014	2013
Assets		Revised
Core U.S.	$2,519,771	$2,479,297
Acceptance Now	420,660	358,305
Mexico	59,841	69,826
Franchising	2,604	1,688
Total segments	3,002,876	2,909,116
Corporate	274,093	109,059
Total assets	$3,276,969	$3,018,175

Rent-A-Center, Inc. and Subsidiaries

LOCATION ACTIVITY - UNAUDITED

Table 15	Three Months Ended December 31, 2014
	Core U.S.	Acceptance Now	Mexico	Franchising	Total
Locations at beginning of period	2,841	1,359	176	188	4,564
New location openings	—	69	1	7	77
Acquired locations remaining open	4	—	—	—	4
Closed locations
Merged with existing locations	—	22	—	—	22
Sold or closed with no surviving location	21	—	—	8	29
Locations at end of period	2,824	1,406	177	187	4,594
Acquired locations closed and accounts merged with existing locations	6	—	—	—	6

Table 16	Three Months Ended December 31, 2013
	Core U.S.	Acceptance Now	Mexico	Franchising	Total
Locations at beginning of period	2,992	1,254	150	213	4,609
New location openings	22	91	1	31	145
Acquired locations remaining open	35	—	—	—	35
Closed locations
Merged with existing locations	7	13	—	—	20
Sold or closed with no surviving location	32	7	—	65	104
Locations at end of period	3,010	1,325	151	179	4,665
Acquired locations closed and accounts merged with existing locations	20	—	—	—	20

Table 17	Year Ended December 31, 2014
	Core U.S.	Acceptance Now	Mexico	Franchising	Total
Locations at beginning of period	3,010	1,325	151	179	4,665
New location openings	10	209	31	30	280
Acquired locations remaining open	6	—	—	—	6
Closed locations
Merged with existing locations	163	127	5	—	295
Sold or closed with no surviving location	39	1	—	22	62
Locations at end of period	2,824	1,406	177	187	4,594
Acquired locations closed and accounts merged with existing locations	13	—	—	—	13

Table 18	Year Ended December 31, 2013
	Core U.S.	Acceptance Now	Mexico	Franchising	Total
Locations at beginning of period	3,008	966	90	224	4,288
New location openings	37	411	63	40	551
Acquired locations remaining open	47	—	—	—	47
Closed locations
Merged with existing locations	46	44	2	—	92
Sold or closed with no surviving location	36	8	—	85	129
Locations at end of period	3,010	1,325	151	179	4,665
Acquired locations closed and accounts merged with existing locations	38	—	—	—	38